Exhibit 99.1

Canterbury Park Announces Phased Reopening Plan for Resumption of Operations

Live Race Meet with Limited Spectators and Simulcast Wagering
Operations to Resume on Wednesday, June 10

Limited Card Casino Operations Anticipated to Begin Monday, June 15

Shakopee, Minnesota – June  9, 2020 – Canterbury Park Holding Corporation (NASDAQ: CPHC) (the “Company”) announced today that the live thoroughbred and quarter horse racing season at Canterbury Park will begin on Wednesday, June 10, following unanimous approval from the Minnesota Racing Commission (“MRC”). Pursuant to an Emergency Executive Order issued on Friday, June 8 by Minnesota Governor Tim Walz, Canterbury Park will be able to accommodate a limited number of spectators during live racing and resume simulcast wagering operations on June 10. The MRC also approved an amendment to the existing cooperative marketing and purse agreement between Canterbury Park and the Shakopee Mdewakanton Sioux Community (“SMSC”) in support of the upcoming race meet. In addition, the Company anticipates all table games in the Company’s Card Casino will resume Monday, June 15 with initial capacity limitations.

“We are delighted to announce the initial reopening of operations at Canterbury Park beginning with the start of our live racing season and the resumption of simulcast operations this Wednesday as we continue our longstanding support of horse racing in Minnesota,” said Randy Sampson, President and Chief Executive Officer of Canterbury Park. “We are appreciative of Governor Walz’ recent Executive Action which allows for a limited number of spectators for our live racing and simulcast operations and also paves the way for the anticipated partial resumption of our Card Casino operations early next week. Our team has worked diligently with state officials, the MRC and the Minnesota Horsemen’s Benevolent & Protective Association to prepare for the 2020 meet, which will feature 52 days of live racing Monday through Thursday between June 10 and September 16.

“We are also pleased to have entered into an amendment to our cooperative marketing and purse agreement with SMSC which provides support for the live race meet that is critical to the horsemen and the Minnesota racing industry,” Mr. Sampson said. “Live racing and pari-mutuel wagering, which will be closely followed by our Card Casino, are the first steps in our phased reopening of Canterbury Park following the state-mandated shutdown in March due to the COVID-19 pandemic. We plan to approach all of our re-opened operations with a measured, safety-first approach as we implement a variety of sanitation and social distancing protocols designed to promote the safety of our team members, customers and patrons, the horsemen and the horses.

“On behalf of the Board of Directors and the entire leadership team, I look forward to welcoming our team members, horsemen and guests back to the property this week. Canterbury Park is an economic engine for the greater Shakopee area. The return of live racing with limited spectators and the resumption of activities, although limited, in our race book and Card Casino are but the first steps in releasing the full power of that engine. We are committed to safely resuming our role in the growth of the community through our unique brand of entertainment as well as through our ongoing development of Canterbury Commons.”

Canterbury Park has implemented a comprehensive array of protocols for social distancing, sanitization and safety.

About Canterbury Park

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company typically offers live racing from May to September. The Card Casino typically hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also typically conducts year-round wagering on simulcast horse racing and generally hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project know as Canterbury Commons. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; any ongoing effect that the coronavirus (COVID-19) have may on us as an entertainment venue or on the economy generally; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

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Media Contact:	Investor Contact:
Jeff Maday	Richard Land, Jim Leahy
Media Relations Manager	JCIR
Canterbury Park Holding Corporation	212-835-8500 or cphc@jcir.com
952-292-7524 or jmaday@canterburypark.com